Exhibit 5.1

(313) 465-7000
Fax: (313) 465-8000
honigman.com

September 16, 2011

Amerigon Incorporated

21680 Haggerty Rd., Ste. 101

Northville, MI 48167

Ladies and Gentlemen:

We have acted as counsel to Amerigon Incorporated, a Michigan corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 850,000 shares of the Company’s Common Stock, without par value (the “Common Stock”), to be issued under the Amerigon Incorporated 2011 Equity Incentive Plan (the “Plan”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

c:	KJP/KWB/RZK

2290 First National Building — 660 Woodward Avenue — Detroit, Michigan 48226-3506

(313)465-7000

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